Exhibit 99.1

Certain Information With Respect to the Company That Has Not Previously Been Reported to the Public

The inclusion of the information presented below should not be viewed as a determination that such information is material. As used herein, unless otherwise specified or the context otherwise requires, “Aleris,” “we,” “our,” “us,” and the “Company” refer to Aleris International, Inc. and its consolidated subsidiaries.

The information herein includes a discussion (i) of the Company’s interim operating and financial results for the three months ended September 30, 2012 and (ii) the Company’s outlook for 2012 and 2013.

Forward-Looking Statements

Certain statements herein are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to effectively manage our exposure to commodity price fluctuations and changes in the pricing of metals; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in our industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations; (17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities & Exchange Commission, including the sections entitled “Risk Factors” contained therein. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.

Recent developments

Interim operating and financial results

For the three months ended September 30, 2012, we invoiced in the range of 490,000 to 495,000 metrics tons as compared to approximately 505,000 thousand metric tons in the three months ended September 30, 2011.

We estimate that our revenues for the three months ended September 30, 2012 are in the range of approximately $1.0 billion to $1.1 billion as compared to $1.2 billion for the three months ended September 30, 2011. We estimate that our Adjusted EBITDA for the three months ended September 30, 2012 is in the range of approximately $75.0 million to $80.0 million as compared to $96.4 million for the three months ended September 30, 2011. These decreases were primarily due to tighter scrap and metal spreads principally the result of the impact of lower LME aluminum prices on spreads and the supply of scrap. Also impacting results in the third quarter of 2012 is the ongoing economic uncertainty in Europe, which negatively impacted our regionally based European plate and sheet products.

Because our financial statements for the third quarter ended September 30, 2012 are not yet available, the third quarter estimates included above are preliminary, unaudited, subject to completion, reflect our current best estimates and may be revised as a result of management’s further review of our results. During the course of the presentation of our consolidated quarterly financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.

Outlook

The following factors are anticipated to have a significant impact on our 2012 and 2013 performance:

•

According to estimates from CRU International Limited (“CRU”), primary aluminum consumption growth is projected to be 5% for 2012 and 7% for 2013. CRU also estimates that global flat rolled products consumption will grow by 3% in 2012 and 6% in 2013. We expect to continue to position the business to capitalize on the increase in global aluminum demand;

•

Demand for our aerospace products, which typically trend with aircraft backlog and build rates, continued to recover during the past two years. The order backlog of Airbus and Boeing, combined, increased 26% from 6,600 planes at the beginning of 2011 to 8,400 planes through September 2012. In line with this trend, our contracted aerospace volumes for 2012 support increased demand from our customers in 2012 to meet higher build rates associated with growing backlogs and we believe this backlog and customer demand will translate into similar trends in 2013;

•

Demand for our specification alloy products as well as our auto body sheet trends with automobile build rates in addition to aluminum penetration in the automobile for lightweighting purposes. IHS Automotive estimates that North American light vehicle production will grow approximately 15% in 2012 and 1% in 2013, while European light vehicle production is expected to decline by 6% in 2012 and 1% in 2013;

•

We are one of the largest suppliers of aluminum sheet to the building and construction industry in North America. According to the National Association of Home Builders (“NAHB”), single family housing starts in the United States in 2011 were 429,000 and are projected to be 528,000 in 2012. In addition, the NAHB also estimates total housing starts in the United States to increase from 612,000 in 2011 to 751,000 in 2012 and 903,000 in 2013;

•

Demand for many of our products is impacted by regional economic factors in North America and Europe, including GDP and industrial production. The economic uncertainty created by the European sovereign debt crisis is negatively impacting European GDP and industrial production and the level of demand for our non-global market segment products, including plate and sheet products. We believe our regionally based European plate and sheet products will continue to be negatively impacted at least through the second half of 2012. We expect regional base North America products volume trends will be largely dependent on the continued strength of the recovery of the United States economy; and

•

In the second and third quarters of 2012, we did not experience a normal seasonal increase in scrap flows due to the lower LME price of aluminum. As a result of this trend and the lower LME price of aluminum, we expect tighter scrap and metal spreads to negatively impact our margins in the second half of 2012 when compared to the prior year. Consequently, we expect segment income and adjusted EBITDA in the second half of 2012 to be lower than the prior year period.

We have initiated a number of significant capital expenditure programs to capture long-term growth in our global market segments as well as in regional product lines. We expect 2012 capital expenditure spending to be approximately $435 million and then trend down in 2013 to approximately $200 million, with long term capital expenditures expected to continue to trend down thereafter. We continue to make progress on our major capital initiatives and expect to achieve targeted benefits in 2013.

•

Our China rolling mill project continues to progress as planned. The first phase of construction of the rolling mill is expected to be completed in the fourth quarter of 2012 and production will ramp up in the first half of 2013;

•

Implementation of a wide aluminum sheet coating facility in Ashville, Ohio continues to progress on schedule with an expected start-up in the fourth quarter of 2012. Once completed, we expect that the facility will reduce our cost structure as well as increase our product capabilities in commercial trailer and building and construction;

•

Our $70 million cold rolling mill in Duffel, Belgium, expected to start-up in the fourth quarter of 2012, will support the anticipated growth in wide auto body sheet demand and will contribute to our bottom line in 2013; and

•	We have completed numerous furnace scrap processing equipment upgrades and our Tianjin extrusions capacity expansion project has been completed and is now up and running.

For 2013, we expect that segment income and adjusted EBITDA should benefit from the above mentioned economic trends and the continued strength in our higher value-added aerospace and automotive global market segments as compared to 2012. In addition, if recent increases in LME aluminum prices continue, we would expect higher margins from improved scrap spreads. We also expect segment income and adjusted EBITDA benefits from our capital expenditure projects. The impact of the European debt crisis will continue to limit growth in our regionally based plate, coil and recycling businesses. Our 2013 expectations could be negatively impacted by a deepening of the European debt crisis, further erosion in the Chinese economy and a “fiscal cliff” in the United States.